CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,641,644.55	$117.05

PRICING SUPPLEMENT NO. 637 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-155535 Dated May 26, 2010

JPMorgan Chase & Co. Yield Optimization Notes with Contingent Protection
$1,641,644.55 Linked to Oil Service HOLDRSSM Trust Depositary Receipts due on May 31, 2011

Investment Description

Yield Optimization Notes with Contingent Protection are unsecured and unsubordinated Notes issued by JPMorgan Chase & Co. (the “Issuer”) linked to the performance of the Depositary Receipts of the Oil Service HOLDRSSM Trust (the “Depositary Receipts” or “HOLDRS”). The Notes pay enhanced coupons and provide either a return of principal or the Cash Equivalent of one Depositary Receipt at maturity. The enhanced coupons are designed to compensate you for the risk that you may receive the Cash Equivalent of one Depositary Receipt at maturity for each Note held that is worth less than your principal. At maturity, you will receive the Cash Equivalent of one Depositary Receipt (subject to adjustments, in the case of certain corporate events described in the accompanying product supplement no. UBS-8-A-I under “General Terms of Notes — Anti-Dilution Adjustments,” in the sole discretion of the calculation agent) for each of your Notes if the closing price of the Depositary Receipts on the Final Valuation Date (the “Final Price”) is below the specified Trigger Price. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the Depositary Receipts. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Notes until maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer.

Features

❑	Income—Regardless of the performance of the Depositary Receipts, we will pay you coupons designed to compensate you for the fact that you could lose some or all of your principal.

❑

Tactical Investment Opportunity—If you believe the Depositary Receipts will trend sideways over the term of the Notes — moving neither positively by more than the coupon paid on the Notes, nor negatively by more than the amount of the contingent protection — the Note may provide improved performance compared to a direct investment in the Depositary Receipts.

❑

Contingent Protection Feature—If you hold the Notes to maturity and the Depositary Receipts do not close below the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of JPMorgan Chase & Co., and you will not participate in any appreciation of the Depositary Receipts. If you hold the Notes to maturity and the Depositary Receipts close below the Trigger Price on the Final Valuation Date, you will receive the Cash Equivalent of one Depositary Receipt for each of your Notes (subject to adjustments in the case of certain corporate events) of the Depositary Receipts, which will be worth less than your initial investment and may have no value at all.

Key Dates

Trade Date	May 26, 2010
Settlement Date	May 28, 2010
Final Valuation Date[1]	May 24, 2011
Maturity Date[1]	May 31, 2011

[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-8-A-I.

Note Offering

We are offering Yield Optimization Notes with Contingent Protection linked to the Depositary Receipts of the Oil Service HOLDRSSM Trust. For purposes of the Notes offered by this pricing supplement, all references in the accompanying product supplement no. UBS-8-A-I to “Underlying Stock(s)” will be deemed to refer to “Depositary Receipt(s)” or “HOLDRS” and all references to “common stock” will be deemed to refer to “depositary receipts.” The Notes will be issued in minimum denominations equal to the Principal Amount and multiples thereof. The Coupon per Annum, Initial Price and Trigger Price for the Notes are listed below.

Depositary Receipts	Coupon per Annum*	Initial Price	Trigger Price**	CUSIP	ISIN

Oil Service HOLDRSSM Trust	11.25%	$101.43	$81.15, which is 80% of Initial Price	46634E387	US46634E3870

*	Paid monthly in arrears in 12 equal installments.

**	The Trigger Price is rounded up to the nearest cent.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-8-A-I dated April 3, 2009 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-8-A-I for risks related to investing in the Notes. The terms of the Notes as set forth in this pricing supplement, to the extent the differ or conflict with those set forth in product supplement no. UBS-8-A-I, will supersede the terms set forth in product supplement no. UBS-8-A-I. In particular, please refer to “Additional Terms Specific to the Notes” and “Supplemental Information Relating to Delisting or Suspension of Trading and Termination” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-8-A-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note***	Total	Per Note	Total	Per Note****

Oil Service HOLDRSSM Trust	$1,641,644.55	$101.43	$32,832.89	2%	$1,608,811.66	$99.40

***	Dollar value is equal to 100% of the Initial Price.

****	Dollar value is equal to 98% of the Initial Price, which reflects the deduction of the total fees and commissions from the price to public.

(1)

The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-8-A-I and “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement for more information.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of 2.00% of the principal amount per Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-8-A-I dated April 3, 2009. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the free writing prospectus related hereto dated May 20, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-8-A-I, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-8-A-I dated April 3, 2009: http://www.sec.gov/Archives/edgar/data/19617/000119312509071826/d424b21.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this pricing supplement, notwithstanding anything to the contrary set forth under “General Terms of the Notes — Calculation Agent” in the accompanying product supplement no. UBS-8-A-I, all calculations with respect to the Trigger Price will be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You have a moderate to high risk tolerance.

®

You are willing to receive the Cash Equivalent of one Depositary Receipt per Note held at maturity that will likely be worth less than your principal and may have no value at all, meaning you may lose some or all of your principal.

®	You believe the market price of the Depositary Receipts is not likely to appreciate by more than the value of the coupons paid on the Notes.

®	You believe the Final Price of the Depositary Receipts is not likely to be below the Trigger Price on the Final Valuation Date.

®	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the Depositary Receipts.

®	You are willing to make an investment with upside limited to the Coupon per Annum.

®	You are willing to accept the risk of fluctuations in the market price of the Depositary Receipts.

®	You are willing to invest in the Notes based on the Coupon per Annum of 11.25%.

®	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

®	You are comfortable with the creditworthiness of JPMorgan Chase & Co., as Issuer of the Notes.

The Notes may not be suitable for you if, among other considerations:

®	You seek an investment that is 100% principal protected.

®	You are not willing to receive Cash Equivalent of one Depositary Receipt per Note held at maturity.

®	You believe the market price of the Depositary Receipts is likely to appreciate by more than the value of the coupons paid on the Notes.

®	You believe the Final Price of the Depositary Receipts is likely to be below the Trigger Price on the Final Valuation Date.

®	You are not willing to accept the risks of owning equities in general and the Depositary Receipts in particular.

®	You seek an investment with unlimited upside.

®	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

®	You are unwilling or unable to hold the Notes to maturity.

®	You seek an investment for which there will be an active secondary market.

®	You are unwilling or unable to assume the credit risk associated with JPMorgan Chase & Co., as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 9 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-8-A-I for risks related to an investment in the Notes.

Final Terms

Issuer:	JPMorgan Chase & Co.

Depositary Receipts:	Oil Service HOLDRSSM Trust Depositary Receipts

Principal Amount per Note:	Equal to the Initial Price (as defined below) of the Depositary Receipts

Term:	Approximately 12 months

Coupon Payment:	Coupons paid in arrears in twelve equal monthly installments based on the Coupon per Annum, regardless of the performance of the Depositary Receipts. The Coupon per Annum is 11.25%.

1st Installment through 12th Installment(1):	0.9375% (approximately $0.9509 per Note)

Trigger Price(2):	$81.15, which is 80% of the Initial Price

Payment at Maturity (per Note)(2):	If the Final Price of the Depositary Receipts is not below the Trigger Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to your principal amount plus accrued and unpaid interest.

If the Final Price of the Depositary Receipts is below the Trigger Price on the Final Valuation Date, at maturity we will pay you the Cash Equivalent of one Depositary Receipt (subject to adjustments) for each Note you own plus accrued and unpaid interest. The Notes are not fully principal protected. The principal protection on your Notes is contingent. The Cash Equivalent of one Depositary Receipt you may receive at maturity will be worth less than your principal and may have no value at all.

Cash Equivalent:	An amount in cash equal to the product of (1) one Depositary Receipt, and (2) the Final Price of the Depositary Receipts. The Cash Equivalent is subject to adjustments upon the occurrence of certain corporate events affecting the Depositary Receipts. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-8-A-I.

Initial Price:	$101.43, which is the closing price of the Depositary Receipts on the Trade Date

Final Price:	The closing price of the Depositary Receipts on the Final Valuation Date

(1)

Based on the Coupon per Annum of 11.25% (11.25% / 12 = 0.9375%). Coupon payments will be paid on the Coupon Payment Dates listed in the table of Coupon Payment Dates on page 5 of this pricing supplement.

(2)	Any payment at maturity and Coupon Payments are dependent on the ability of JPMorgan Chase & Co. to satisfy its obligations when they become due.

Determining Payment at Maturity

You will receive at maturity the Cash Equivalent of one depositary receipt for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying product supplement no. UBS-8-A-I and this pricing supplement).

  If the market price of the Underlying Stock on the Maturity Date is less than its Initial Price, the Cash Equivalent of depositary receipts you receive at maturity will be worth less than the principal amount of your Notes.

Your Notes are not fully principal protected. The Cash Equivalent of depositary receipts you may receive at maturity will be worth less than your principal and may have no value at all.

Coupon Payment Dates

Coupon will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below:

June 30, 2010	December 31, 2010
July 30, 2010	January 31, 2011
August 31, 2010	February 28, 2011
September 30, 2010	March 31, 2011
October 29, 2010	April 29, 2011
November 30, 2010	May 31, 2011

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes linked to hypothetical Depositary Receipts assuming the following*:

Term:	12 months
Initial Price:	$101.43 per share
Trigger Price:	$81.15 (80% of the Initial Price)
Principal Amount:	$101.43 per Note (equal to the Initial Price)
Dividend yield on the Depositary Receipts**:	2.48% during the term of the Notes (2.48% annual dividend yield)
Coupon per Annum***:	11.25% (or $0.9509 per monthly period)

*

The Cash Equivalent of one Depositary Receipt you may receive at maturity, and therefore the total return on the Notes at maturity, may be more or less than the amounts displayed in the hypothetical scenarios below.

**

Dividend yield assumed received by holders of the Depositary Receipts during the term of the Notes and reflects the annualized dividend amount on the Depositary Receipts declared in January 2010 divided by the closing price of one Depositary Receipt on May 26, 2010.

***	Coupon Payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.

Scenario #1: The Final Price of one Depositary Receipt is not below the Trigger Price of $81.15.

Because the Final Price of the Depositary Receipts is not below the Trigger Price of $81.15, you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Depositary Receipts if the price appreciation of the Depositary Receipts (plus dividends, if any) is less than 11.25%.

If the closing price of one Depositary Receipt on the Final Valuation Date is $101.43 (no change in the price of the Depositary Receipts):

Payment at Maturity:	$101.43
Coupons:	$11.41 ($0.9509 x 12 = $11.41)
Total:	$112.84
Total Return on the Notes:	11.25%

In this example, the total return on the Notes is 11.25% while the total return on the Depositary Receipts is 2.48% (including dividends).

If the closing price of one Depositary Receipt on the Final Valuation Date is $131.86 (an increase of 30%):

Payment at Maturity:	$101.43
Coupons:	$11.41 ($0.9509 x 12 = $11.41)
Total:	$112.84
Total Return on the Notes:	11.25%

In this example, the total return on the Notes is 11.25% while the total return on the Depositary Receipts is 32.48% (including dividends).

If the closing price of one Depositary Receipt on the Final Valuation Date is $86.22 (a decline of 15%):

Payment at Maturity:	$101.43
Coupons:	$11.41 ($0.9509 x 12 = $11.41)
Total:	$112.84
Total Return on the Notes:	11.25%

In this example, the total return on the Notes is 11.25% while the total return on the Depositary Receipts is a loss of 12.52% (including dividends).

Scenario #2: The Final Price of one Depositary Receipt is below the Trigger Price of $81.15.

Because the Final Price of the Depositary Receipts is below the Trigger Price of $81.15, you will receive at maturity the Cash Equivalent of one Depositary Receipt for every Note you hold. The payment received at maturity and the total return on the Notes at that time depends on the closing price of the Depositary Receipts on the Maturity Date.

If the closing price of one Depositary Receipt on the Maturity Date is $40.57 (a decline of 60%):

Payment at Maturity:	$40.57
Coupons:	$11.41 ($0.9509 x 12 = $11.41)
Total:	$51.98
Total Return on the Notes:	-48.75%

In this example, the total return on the Notes is a loss of 48.75% while the total return on the Depositary Receipts is a loss of 57.52% (including dividends).

If the closing price of one Depositary Receipt on the Maturity Date is $55.79 (a decline of 45%):

Payment at Maturity:	$55.79
Coupons:	$11.41 ($0.9509 x 12 = $11.41)
Total:	$67.20
Total Return on the Notes:	-33.75%

In this example, the total return on the Notes is a loss of 33.75% while the total return on the Depositary Receipts is a loss of 42.52% (including dividends).

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Initial Price:	$101.43 per share
Trigger Price:	$81.15 (80% of the Initial Price)
Principal Amount:	$101.43 per Note (equal to the Initial Price)
Dividend yield on the Depositary Receipts**:	2.48% during the term of the Notes (2.48% annual dividend yield)
Coupon per Annum***:	11.25% (or $0.9509 per monthly period)

*

The Cash Equivalent of one Depositary Receipt you may receive at maturity, and therefore the total return on the Notes at maturity, may be more or less than the amounts displayed in the hypothetical scenarios below.

**

Dividend yield assumed received by holders of the Depositary Receipts during the term of the Notes and reflects the annualized dividend amount on the Depositary Receipts declared in January 2010 divided by the closing price of one Depositary Receipt on May 26, 2010.

***	Coupon Payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.

Depositary Receipts			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)

		Total Return on the	Payment at	Total Return on	Payment at	Total Return on
Final Stock	Stock Price	Depositary Receipts	Maturity +	the Notes at	Maturity +	the Notes at
Price(3)	Return	at Maturity(4)	Coupon Payments(5)	Maturity(6)	Coupon Payments(7)	Maturity(6)(8)

$152.15	50.00%	52.48%	$112.84	11.25%	N/A	N/A

$147.07	45.00%	47.48%	$112.84	11.25%	N/A	N/A

$142.00	40.00%	42.48%	$112.84	11.25%	N/A	N/A

$136.93	35.00%	37.48%	$112.84	11.25%	N/A	N/A

$131.86	30.00%	32.48%	$112.84	11.25%	N/A	N/A

$126.79	25.00%	27.48%	$112.84	11.25%	N/A	N/A

$121.72	20.00%	22.48%	$112.84	11.25%	N/A	N/A

$116.64	15.00%	17.48%	$112.84	11.25%	N/A	N/A

$111.57	10.00%	12.48%	$112.84	11.25%	N/A	N/A

$106.50	5.00%	7.48%	$112.84	11.25%	N/A	N/A

$101.43	0.00%	2.48%	$112.84	11.25%	N/A	N/A

$96.36	-5.00%	-2.52%	$112.84	11.25%	N/A	N/A

$91.29	-10.00%	-7.52%	$112.84	11.25%	N/A	N/A

$86.22	-15.00%	-12.52%	$112.84	11.25%	N/A	N/A

$81.14	-20.00%	-17.52%	$112.84	11.25%	N/A	N/A

$76.07	-25.00%	-22.52%	N/A	N/A	$91.53	-13.75%

$71.00	-30.00%	-27.52%	N/A	N/A	$86.13	-18.75%

$65.93	-35.00%	-32.52%	N/A	N/A	$80.73	-23.75%

$60.86	-40.00%	-37.52%	N/A	N/A	$75.33	-28.75%

$55.79	-45.00%	-42.52%	N/A	N/A	$69.93	-33.75%

$50.72	-50.00%	-47.52%	N/A	N/A	$64.53	-38.75%

$45.64	-55.00%	-52.52%	N/A	N/A	$59.13	-43.75%

$40.57	-60.00%	-57.52%	N/A	N/A	$53.73	-48.75%

$35.50	-65.00%	-62.52%	N/A	N/A	$48.33	-53.75%

$30.43	-70.00%	-67.52%	N/A	N/A	$42.93	-58.75%

(1)	A trigger event does not occur if the Final Price of the Depositary Receipts is not below the Trigger Price.

(2)	A trigger event occurs if the Final Price of the Depositary Receipts is below the Trigger Price.

(3)	If the hypothetical Final Price of the Depositary Receipts is not below the hypothetical Trigger Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Depositary Receipts as of the Final Valuation Date. If the hypothetical Final Price of the Depositary Receipts is below the hypothetical Trigger Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Depositary Receipts as of the Final Valuation Date and the Maturity Date. The stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.

(4)	The total return on the Depositary Receipts at maturity includes a 2.48% cash dividend payment.

(5)	Payment consists of the Principal Amount plus Coupon Payments of 11.25% per annum.

(6)	The total return on the Notes at maturity includes Coupon Payments of 11.25% per annum.

(7)	Payment consists of the Cash Equivalent of one Depositary Receipt plus Coupon Payments of 11.25% per annum.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-8-A-I, bearing in mind that the Notes do not have an Observation Period or Observation Days. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as units comprising an Option and a debt component for U.S. federal income tax purposes. Of each coupon payment, we intend to treat as interest on the debt component and as Premium the following amounts:

Coupon per Annum	Interest on Debt Component per Annum	Premium Component per Annum

11.25%	1.32%	9.93%

By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with our treatment and allocation as described above. Assuming this characterization is respected, (a) interest on the debt component will be taxed as ordinary income, while the Premium will not be taken into account prior to maturity or sale, and (b) assuming that you are an initial holder of Notes purchasing the Notes at their issue price for cash, at maturity you will recognize short-term capital gain in an amount equal to the total Premium received. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character of income or loss (including whether the Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of Notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative characterizations, as well as the allocation of the purchase price of the Notes between the debt component and the Option.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Supplemental Information Relating to Delisting or Suspension of Trading and Termination

For purposes of the Notes offered by this pricing supplement, the information set forth under “General Terms of Notes — Anti-Dilution Adjustments — Reorganization Events” and “General Terms of Notes — Anti-Dilution Adjustments — Delisting or Suspension of Trading of the Underlying Stock” in the accompanying product supplement no. UBS-8-A-I is deemed to be deleted and replaced in its entirety with the following:

“Delisting of or Suspension of Trading in the Depositary Receipts and Termination of the Oil Service HOLDRSSM Trust

If the Depositary Receipts are delisted from, or trading of the Depositary Receipts is suspended on, the Relevant Exchange and the Depositary Receipts are not listed for trading on another U.S. national securities exchange within five business days from the date of delisting or suspension and a U.S. national securities exchange lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the Depositary Receipts (any such successor or substitute securities, “Successor Securities”), such Successor Securities will be deemed to be the Depositary Receipts for purposes of the Notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of Successor Securities, the calculation agent will cause notice thereof to be furnished to the trustee, to us and to the registered holders of the Notes.

If a “Termination Event” (as defined below) occurs, the maturity date will be accelerated to the third business day following the date we provide notice of the occurrence of the Termination Event to the trustee as described below (the “Notice Date”). The amount payable on the accelerated maturity date per $1,000 principal amount note will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the Notice Date were the Final Valuation Date.

If the maturity of the Notes is to be accelerated because of a Termination Date as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than five business days after the date of the occurrence of the Termination Event.

A “Termination Event” with respect to the Depositary Receipts means the occurrence of any of the following events:

(a) the delisting from trading of the Depositary Receipts on the Relevant Exchange and the failure of the Depositary Receipts to be listed for trading on another U.S. national securities exchange within five business days from the date the Depositary Receipts are delisted and the failure of the Successor Securities, if any, that the calculation agent determines to be comparable to the Depositary Receipts to be listed or approved for trading on a U.S. national securities exchange;

(b) the resignation of the trustee of the Oil Service HOLDRSSM Trust without the appointment of a successor trustee within 60 days from the date such trustee provides notice to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor;

(c) a vote by 75% or more of the holders of the Depositary Receipts to dissolve and liquidate the Oil Service HOLDRSSM Trust; or

(d) any other event that would lead to the termination, dissolution or liquidation of the Oil Service HOLDRSSM Trust.”

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in Depositary Receipts. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-8-A-I.

Risks Relating to the Notes Generally

®

Your Investment in the Notes May Result in a Loss — The Notes do not guarantee any return of principal. The payment at maturity will be based on whether the Final Price of the Depositary Receipts is less than the Trigger Price. If the Final Price of the Depositary Receipts is less than the Trigger Price on the Final Valuation Date, you will receive at maturity for each Note the Cash Equivalent of one Depositary Receipt. The Cash Equivalent you may receive at maturity will be less than the principal amount of your Notes and may be zero. Accordingly, you could lose up to the entire principal amount of your Notes.

®

Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co. and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any element of protection provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any element of protection or any other amounts owed to you under the terms of the Notes.

®

Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities Inc., which we refer to as JPMSI, will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®

Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the Oil Service HOLDRSSM Trust or the issuers of the HOLDRS Underlying Stocks, including extending loans to, or making equity investments in, the Oil Service HOLDRSSM Trust or such issuers or providing advisory services to the Oil Service HOLDRSSM Trust or such issuers. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Oil Service HOLDRSSM Trust or the applicable issuer of the HOLDRS Underlying Stocks that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

®

Contingent Protection Applies Only If You Hold the Notes to Maturity — Your principal will be protected only if the Final Price of the Depositary Receipts is not below the Trigger Price on the Final Valuation Date and the Notes are held to maturity. If the Final Price of the Depositary Receipts is below the Trigger Price on the Final Valuation Date, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the Depositary Receipts. Greater expected volatility with respect to the Depositary Receipts indicates a greater likelihood as of the Trade Date that a stock could close below its Trigger Price on the Final Valuation Date of the Notes. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the Depositary Receipts could fall sharply, which could result in a significant loss of principal.

®

Risk of Loss of Contingent Protection on the Final Valuation Date — If the closing price of the Depositary Receipts on the Final Valuation Date (i.e., the Final Price) is less than the Trigger Price, you will be fully exposed to any depreciation in the Depositary Receipts. Because the Final Price will be determined based on the closing price on a single trading day near the end of the term of the Notes, the price of the Depositary Receipts at the Maturity Date or at other times during the term of the Notes could be at a level above the Trigger Price. This difference could be particularly large if there is a significant decrease in the price of the Depositary Receipts during the later portion of the term of the Notes or if there is significant volatility in the price of the Depositary Receipts during the term of the Notes, especially on dates near the Final Valuation Date.

®	Your Return on the Notes Is Limited to the Principal Amount Plus Accrued Interest, Regardless of any Appreciation in the Value of the Depositary Receipts — Unless the Final Price is less than the Trigger Price, for each Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Depositary Receipts, which may be significant. Your return on the Notes will not exceed the aggregate amount of the coupons payable over the term of the Notes. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Depositary Receipts during the term of the Notes.

®

The Value of the Depositary Receipts Is Not Necessarily Representative of the Oil Service Industry — While the underlying common stocks currently held by the Oil Service HOLDRSSM Trust, which we refer to as the HOLDRS Underlying Stocks, are common stocks of companies generally considered to be involved in various segments of the oil service industry, the HOLDRS Underlying Stocks and therefore the value of the Depositary Receipts may not necessarily follow the price movements of the entire oil service industry generally. If the HOLDRS Underlying Stocks decline in value, the value of Depositary Receipts will likely decline in value even if common stock prices in the oil service industry generally increase in value.

®

The Stock Prices of Oil Service Companies Have Been and Will Likely Continue To Be Volatile — The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors. Price volatility of the HOLDRS Underlying Stocks may adversely affect the closing price of the Depositary Receipts and consequently the trading value of the Notes.

®

The Underlying Securities Held by the Oil Service HOLDRSSM Trust Are Concentrated in the Oil Service Industry — The HOLDRS Underlying Stocks generally have been issued by companies whose primary lines of business are directly associated with the oil service industry. Because the value of the Depositary Receipts to which the Notes are linked is determined in part by the performance of the HOLDRS Underlying Stocks, an investment in these Notes will be concentrated in this industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than would a different investment linked to securities of a more broadly diversified group of issuers. In addition, the oil service industry is significantly affected by a number of factors that influence worldwide economic conditions and energy prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may either offset or magnify each other, including:

®	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing;

®	the level of production in non-OPEC countries;

®	the demand for oil and gas, which is negatively impacted by economic downturns;

®	crude oil supply disruptions stemming from world events or domestic problems such as refinery or pipeline outages, fire, explosion, blowouts, loss of well control or oil spills;

®	the cost of exploring for, developing, producing, refining and marketing oil and gas products;

®	the policies of various governments regarding exploration and development of oil and gas reserves;

®	advances in exploration and development technology;

®	consumer confidence;

®	the political environment of oil-producing regions;

®	changes in weather patterns and climatic changes;

®	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States or elsewhere;

®	the price and availability of alternative and competing fuels;

®	domestic and foreign governmental regulations and taxes; and

®	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil service industry generally or regionally and could cause the value of some or all of the HOLDRS Underlying Stocks and consequently the Depositary Receipts and the Notes to decline during the term of the Notes.

®	The Depositary Receipts May Not Represent Solely Oil Service Companies — As a result of distributions of securities by the issuers of HOLDRS Underlying Stocks or other corporate events, such as mergers, securities other than the HOLDRS Underlying Stocks that are not involved in the oil service industry may be represented by the Depositary Receipts.

®	You Will Have No Ownership Rights in the Depositary Receipts or in the HOLDRS Underlying Stocks and the Depositary Receipts May Trade at a Discount to the Aggregate Value of the HOLDRS Underlying Stocks — Investing in the Notes is not equivalent to investing in the Depositary Receipts or in the HOLDRS Underlying Stocks. You will not have any ownership interest or rights in the Depositary Receipts or in the HOLDRS Underlying Stocks, such as voting rights, dividend payments or other distributions. In addition, the Depositary Receipts may trade at a discount to the aggregate value of the HOLDRS Underlying Stocks, which will adversely affect the value of the Notes.

®

The Maturity of the Notes Will Be Accelerated if the Oil Service HOLDRSSM Trust Is Terminated, Dissolved, or Otherwise Liquidated — The Oil Service HOLDRSSM Trust is subject to termination if, among other things, the trustee resigns and no successor trustee is appointed within 60 days, if 75% or more of the holders of the Depositary Receipts vote to dissolve or liquidate the assets of the Oil Service HOLDRSSM Trust, or if the Depositary Receipts are delisted and are not relisted on another U.S. national securities exchange and no successor securities (as determined in the sole discretion of the calculation agent) are listed on a U.S. national securities exchange. We refer to each of these events as a “Termination Event.” If a Termination Event occurs, the maturity date of the Notes will be accelerated. Such acceleration may have a negative effect on your payment, if any, at maturity since the Final Share Price will be calculated based on the date we provide notice of the occurrence of the Termination Event rather than the originally scheduled Final Observation Date. If the payment on your Notes is accelerated due to a Termination Event, your investment may result in a loss and you may not be able to reinvest your money in an investment with a comparable return for a similar level of risk. Please see “Supplemental Information Relating to Delisting or Suspension of Trading and Termination” in this pricing supplement.

®

No Affiliation With the Issuer of the Depositary Receipts or the Issuers of the HOLDRS Underlying Stocks — We are not affiliated with the Oil Service HOLDRSSM Trust or the issuers of the HOLDRS Underlying Stocks. We assume no responsibility for the adequacy of the information about the Oil Service HOLDRSSM Trust or the issuers of the HOLDRS Underlying Stocks contained in this pricing supplement. You should make your own investigation into the Oil Service HOLDRSSM Trust and the issuers of the HOLDRS

Underlying Stocks. We are not responsible for the Oil Service HOLDRSSM Trust or issuers of the HOLDRS Underlying Stocks’ public disclosure of information, whether contained in SEC filings or otherwise. In addition, the Oil Service HOLDRSSM Trust and the issuers of the HOLDRS Underlying Stocks will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of the Depositary Receipts, the HOLDRS Underlying Stocks and the Notes.

®

Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMSI is willing to buy the Notes.

®

Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the Cash Equivalent of one Depositary Receipt, for certain corporate events (such as stock splits and stock dividends) affecting the Depositary Receipts, the calculation agent is not required to make an adjustment for every corporate event that can affect the Depositary Receipts. If an event occurs that does not require the calculation agent to adjust the Cash Equivalent of one Depositary Receipt, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

®

Hedging and Trading in the Depositary Receipts — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the Depositary Receipts, the HOLDRS Underlying Stocks or instruments related to the Depositary Receipts or the HOLDRS Underlying Stocks. We or our affiliates may also trade in the Depositary Receipts, the HOLDRS Underlying Stocks or instruments related to the Depositary Receipts or the HOLDRS Underlying Stocks from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

®

Potentially Inconsistent Research, Opinions or Recommendations by JPMSI, UBS or Their Affiliates — JPMSI, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Depositary Receipts or a HOLDRS Underlying Stock) that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Depositary Receipts or the HOLDRS Underlying Stocks and could affect the value of the Depositary Receipts, and therefore the market value of the Notes.

®	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®

Potential JPMorgan Chase & Co. Impact on Price — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Depositary Receipts or the HOLDRS Underlying Stocks or in futures, options or other derivative products on the Depositary Receipts or the HOLDRS Underlying Stocks may adversely affect the market value of the Depositary Receipts and, therefore, the market value of the Notes.

®	Many Economic and Market Factors Will Influence the Value of the Notes — In addition to the value of the Depositary Receipts and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-8-A-I.

The Depositary Receipts

Included on the following pages is a brief description of the issuer of the Depositary Receipts. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for the Depositary Receipts. The information given below is for the four calendar quarters in each of 2005, 2006, 2007, 2008 and 2009 and the first calendar quarter of 2010. Partial data is provided for the second calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Depositary Receipts as an indication of future performance.

The Depositary Receipts is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Depositary Receipts with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Depositary Receipts under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Oil Service HOLDRSSM Trust

All information contained herein on the Oil Service HOLDRSSM Trust and the HOLDRS is derived from publicly available sources and is provided for informational purposes only. Information provided to or filed with the SEC by the Oil Service HOLDRSSM Trust, pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, can be located by reference to SEC file number 001-16311, and can be accessed through www.sec.gov. Additional information relating to the Oil Service HOLDRSSM Trust and the HOLDRS can also be found by reference to SEC registration number 333-52022 through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Underlying Stock” beginning on page PS-18 of the accompanying product supplement no. UBS-8-A-I for more information.

The Oil Service HOLDRSSM Trust was formed pursuant to a Depositary Trust Agreement, dated as of February 6, 2001, between The Bank of New York Mellon, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial depositor, other depositors and the owners of the HOLDRS. The Oil Service HOLDRSSM Trust is not a registered investment company under the Investment Company Act of 1940, as amended.

The Oil Service HOLDRSSM Trust issues the HOLDRS under the Depositary Trust Agreement. The HOLDRS represent an undivided beneficial ownership interest in the shares of the underlying common stocks and American depositary shares, or ADSs, held by the Oil Service HOLDRSSM Trust, which we refer to as the HOLDRS Underlying Stocks. Owners of the HOLDRS generally have the same rights and interests in the HOLDRS Underlying Stocks, including voting rights and the right to receive dividends and other distributions. As of the date of this pricing supplement, there are 15 HOLDRS Underlying Stocks, which may change as a result of reconstitution events, distributions of securities by the issuer of a HOLDRS Underlying Stock or other events. The HOLDRS are separate and distinct from the HOLDRS Underlying Stocks that are represented by the HOLDRS. The HOLDRS Underlying Stocks are the common stocks of a group of specified companies that, at the time of selection for inclusion in the Oil Service HOLDRSSM Trust, among other things, provided drilling, well-site management and related products and services for the oil service industry and whose common stock is registered under Section 12 of the Exchange Act. The issuers of the HOLDRS Underlying Stocks were, at the time of selection, among the largest capitalized, most liquid companies in the oil service industry as measured by market capitalization and trading volume.

The HOLDRS are registered under the Exchange Act, and are listed on the NYSE Arca, Inc., which we refer to as the Relevant Exchange for purposes of the HOLDRS in the accompanying product supplement no. UBS-8-A-I, under the ticker symbol “OIH.”

The name, SEC file number and Bloomberg ticker symbol of each issuer, and the exchange on which each of the HOLDRS Underlying Stocks is traded are set forth below:

Name of Issuer	SEC File Number	Ticker	Exchange

Baker Hughes Incorporated	001-09397	BHI	NYSE
Cameron International Corporation	001-13884	CAM	NYSE
Diamond Offshore Drilling, Inc.	001-13926	DO	NYSE
ENSCO plc (ADS)	001-08097	ESV	NYSE
Exterran Holdings, Inc.	001-33666	EXH	NYSE
Halliburton Company	001-03492	HAL	NYSE
Nabors Industries Ltd.	001-32657	NBR	NYSE
National Oilwell Varco, Inc.	001-12317	NOV	NYSE
Noble Corporation	000-53604	NE	NYSE
Rowan Companies, Inc.	001-05491	RDC	NYSE
Schlumberger N.V. (Schlumberger Limited)	001-04601	SLB	NYSE
Smith International, Inc.	001-08514	SII	NYSE
Tidewater Inc.	001-06311	TDW	NYSE
Transocean Ltd.	000-53533	RIG	NYSE
Weatherford International Ltd.	001-34258	WFT	NYSE

The Notes are linked solely to the performance of the Depositary Receipts and not to the performance of the HOLDRS Underlying Stocks set forth above, whether individually or in the aggregate. The Depositary Receipts are not the same as the HOLDRS Underlying Stocks and may trade at a discount to the aggregate value of the HOLDRS Underlying Stocks.

Additional information relating to the HOLDRS Underlying Stocks can also be found through www.sec.gov by accessing the file numbers above. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information of the Depositary Receipts of the HOLDRS

The following table sets forth the quarterly high and low closing prices for the HOLDRS, based on daily closing prices on the primary exchange for HOLDRS, as reported by Bloomberg. The closing price of the HOLDRS on May 26, 2010 was $101.43. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the HOLDRS has experienced significant fluctuations. The historical performance of the HOLDRS should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the HOLDRS during the term of the Notes. We cannot give you assurance that the performance of the HOLDRS will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the HOLDRS will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the HOLDRS.

Quarter Begin	Quarter End		High Quarterly	Quarterly Low	Close

1/3/2005	3/31/2005		$99.91	$81.23	$96.15

4/1/2005	6/30/2005		$104.20	$85.91	$101.91

7/1/2005	9/30/2005		$125.80	$102.25	$124.00

10/3/2005	12/30/2005		$134.84	$107.80	$128.80

1/3/2006	3/31/2006		$157.15	$133.41	$146.81

4/3/2006	6/30/2006		$167.45	$132.10	$149.42

7/3/2006	9/29/2006		$151.70	$122.51	$129.85

10/2/2006	12/29/2006		$150.21	$120.53	$139.66

1/3/2007	3/30/2007		$147.95	$126.15	$145.72

4/2/2007	6/29/2007		$180.20	$148.56	$174.73

7/2/2007	9/28/2007		$195.50	$161.35	$191.75

10/1/2007	12/31/2007		$201.11	$173.20	$189.02

1/2/2008	3/31/2008		$193.40	$156.20	$176.80

4/1/2008	6/30/2008		$224.21	$179.99	$222.01

7/1/2008	9/30/2008		$224.15	$139.13	$146.70

10/1/2008	12/31/2008		$140.14	$65.72	$73.75

1/2/2009	3/31/2009		$86.71	$66.67	$74.21

4/1/2009	6/30/2009		$114.17	$74.91	$97.68

7/1/2009	9/30/2009		$120.68	$89.15	$117.43

10/1/2009	12/31/2009		$130.60	$111.29	$118.88

1/4/2010	3/31/2010		$132.82	$115.00	$122.59

4/1/2010	5/26/2010	*	$135.34	$99.17	$101.43

*

As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through May 26, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The graph below illustrates the weekly performance of the HOLDRS’s Depositary Receipts from February 9, 2001 through May 21, 2010, based on information from Bloomberg without independent verification. The Depositary Receipts of the HOLDRS commenced trading on the New York Stock Exchange on April 30, 1999. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The dotted line represents the Trigger Price, equal to 80% of the closing price on May 26, 2010.

Past performance of the Depositary Receipts is not indicative of the future performance of the Depositary Receipts.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The net proceeds received from the sale of the Notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the Notes.

We have agreed to indemnify UBS and JPMSI against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMSI intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-8-A-I.